                                                                     EXHIBIT 2.1

                           STOCK PURCHASE AGREEMENT

                                     Among

                             WOLFPACK CORPORATION

                                 equitel, inc.

                            ALPHA OMEGA GROUP, INC.

                            CAPITAL RESEARCH, LTD.

                             LANCER OFFSHORE, INC.

                                      and

                       LANCER PARTNERS, LIMITED PARTNERS


                        ______________________________

                              SEPTEMBER 28, 2001

                               TABLE OF CONTENTS
                               -----------------


ARTICLE I.......................................................................................................  1

   DEFINITIONS..................................................................................................  1

ARTICLE II......................................................................................................  6

   SALE AND TRANSFER OF SHARES; CLOSING.........................................................................  6
      2.1   Sale and Purchase...................................................................................  6
      ---   -----------------
      2.2   Purchase Price......................................................................................  7
      ---   --------------
      2.3   Directors and Officers..............................................................................  7
      ---   ----------------------
      2.4   Options and Warrants................................................................................  7
      ---   --------------------

ARTICLE III.....................................................................................................  7

   OTHER AGREEMENTS AND UNDERTAKINGS............................................................................  7
      3.1   Debt Conversion Agreement...........................................................................  7
      ---   -------------------------
      3.2   Undertaking for Further Purchases...................................................................  7
      ---   ---------------------------------

ARTICLE IV......................................................................................................  8

   THE CLOSING..................................................................................................  8
      4.1   Location, Date......................................................................................  8
      ---   --------------
      4.2   Deliveries..........................................................................................  8
      ---   ----------

ARTICLE V.......................................................................................................  8

   REPRESENTATIONS AND WARRANTIES OF WOLFPACK...................................................................  8
      5.1   Corporate...........................................................................................  8
      ---   ---------
      5.2   Authorization.......................................................................................  9
      ---   -------------
      5.3   Validity of Contemplated Transactions...............................................................  9
      ---   -------------------------------------
      5.4   Capitalization and Stock Ownership..................................................................  9
      ---   ----------------------------------
      5.5   Listing............................................................................................. 10
      ---   -------
      5.6   Wolfpack SEC Reports; Financial Statements.......................................................... 10
      ---   ------------------------------------------
      5.7   No Undisclosed Liabilities.......................................................................... 10
      ---   --------------------------
      5.8   Taxes............................................................................................... 10
      ---   -----
      5.9   Title to Assets and Related Matters................................................................. 12
      ---   -----------------------------------
      5.10  Real Property....................................................................................... 12
      ----  -------------
      5.11  Subsidiaries........................................................................................ 12
      ----  ------------
      5.12  Legal Proceedings; Compliance With Law; Governmental Permits........................................ 12
      ----  ------------------------------------------------------------
      5.13  Contracts and Commitments........................................................................... 13
      ----  -------------------------
      5.14  Employee Relations.................................................................................. 13
      ----  ------------------
      5.15  ERISA............................................................................................... 13
      ----  -----
      5.16  Patents, Trademarks, Etc............................................................................ 15
      ----  ------------------------
      5.17  Absence of Certain Changes.......................................................................... 15
      ----  --------------------------
      5.18  Corporate Records................................................................................... 16
      ----  -----------------
      5.19  Finder's Fees....................................................................................... 16
      ----  -------------

ARTICLE VI...................................................................................................... 16

   REPRESENTATIONS AND WARRANTIES OF EQUITEL AND SELLERS........................................................ 16
      6.1   Corporate........................................................................................... 16
      ---   ---------
      6.2   Authorization....................................................................................... 17
      ---   -------------
      6.3   Validity of Contemplated Transactions............................................................... 17
      ---   -------------------------------------
      6.4   Capitalization and Stock Ownership.................................................................. 17
      ---   ----------------------------------
      6.5   Enforceability of Transaction Documents............................................................. 17
      ---   ---------------------------------------
      6.6   equitel Financial Statements........................................................................ 18
      ---   ----------------------------

      6.7   Taxes............................................................................................... 18
      ---   -----
      6.8   Title to Assets and Related Matters................................................................. 19
      ---   -----------------------------------
      6.9   Real Property....................................................................................... 19
      ---   -------------
      6.10  Subsidiaries........................................................................................ 19
      ----  ------------
      6.11  Legal Proceedings; Compliance With Law; Governmental Permits........................................ 19
      ----  ------------------------------------------------------------
      6.12  Contracts and Commitments........................................................................... 20
      ----  -------------------------
      6.13  Employee Relations.................................................................................. 20
      ----  ------------------
      6.14  ERISA............................................................................................... 20
      ----  -----
      6.15  Patents, Trademarks, Etc............................................................................ 22
      ----  ------------------------
      6.16  Absence of Certain Changes.......................................................................... 22
      ----  --------------------------
      6.17  Corporate Records................................................................................... 23
      ----  -----------------
      6.18  Finder's Fees....................................................................................... 23
      ----  -------------
      6.20  Investment Representations.......................................................................... 23
      ----  --------------------------
ARTICLE VII..................................................................................................... 24

   COVENANTS OF THE PARTIES..................................................................................... 24
      7.1   Public Announcements................................................................................ 24
      ---   --------------------
      7.2   Cooperation......................................................................................... 24
      ---   -----------
      7.3   Expenses............................................................................................ 24
      ---   --------

ARTICLE VIII.................................................................................................... 25

   COVENANTS OF WOLFPACK........................................................................................ 25

ARTICLE IX...................................................................................................... 25

   COVENANTS OF EQUITEL......................................................................................... 25

ARTICLE X....................................................................................................... 25

   POST-CLOSING COVENANTS....................................................................................... 25
      10.1  Indemnification, Directors' And Officers' Insurance................................................. 25
      ----  ---------------------------------------------------

ARTICLE XI...................................................................................................... 25

   CONDITIONS PRECEDENT TO OBLIGATIONS OF EQUITEL............................................................... 25
      [Intentionally omitted]................................................................................... 25

ARTICLE XII..................................................................................................... 25

   CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE WOLFPACK PARTIES.............................................. 25

ARTICLE XIII.................................................................................................... 25

   TERMINATION.................................................................................................. 25

ARTICLE XIV..................................................................................................... 26

   GENERAL MATTERS.............................................................................................. 26
      14.1  Contents of Agreement............................................................................... 26
      ----  ---------------------
      14.2  Amendment, Parties in Interest, Assignment, Etc..................................................... 26
      ----  -----------------------------------------------
      14.3  Interpretation...................................................................................... 26
      ----  --------------
      14.4  Notices............................................................................................. 26
      ----  -------
      14.5  Governing Law and Venue............................................................................. 27
      ----  -----------------------
      14.6  Counterparts........................................................................................ 27
      ----  ------------
      14.7  Waivers............................................................................................. 27
      ----  -------
      14.8  Modification........................................................................................ 27
      ----  ------------
      14.9  Enforcement of Agreement............................................................................ 27
      ----  ------------------------
      14.10 Severability........................................................................................ 28
      ----- ------------

                           STOCK PURCHASE AGREEMENT
                           ------------------------

     THIS STOCK PURCHASE AGREEMENT is made as of September 28, 2001 by and among Wolfpack Corporation, a Delaware corporation ("Wolfpack"), Alpha Omega Group, Inc., Capital Research, Ltd., Lancer Offshore, Inc., and Lancer Partners, Limited Partnership (the "Sellers"), and equitel, inc., a Delaware corporation ("equitel"), under which the Sellers sell all of the outstanding shares (the "Shares") of common stock of equitel owned by them and Wolfpack will issue shares of Wolfpack common stock in exchange therefor. Each of Wolfpack and equitel and each of the Sellers is individually referred to as a "Party" and collectively referred to herein as the "Parties". Certain other terms are used herein as defined below in Article I or elsewhere in this Agreement.
                           ---------

                                  BACKGROUND

     This Agreement sets forth the terms and conditions under which Wolfpack will purchase shares of common stock of equitel owned beneficially and of record by the Sellers. Wolfpack will issue shares of Wolfpack common stock as consideration for the purchase of the equitel common stock from the Sellers.

     The parties intend that the exchange of Shares for common stock of Wolfpack, as contemplated herein, qualify as a tax free transaction under
Section 368 of the Internal Revenue Code. Alpha Omega Group, Inc. owns and will sell 1,999,100 issued and outstanding shares of equitel common stock. Capital Research, Ltd. owns and will sell 594,290 issued and outstanding shares of equitel common stock. Lancer Offshore, Inc. owns and will sell 3,756,478 issued and outstanding shares of equitel common stock. Lancer Partners, Limited Partnership owns and will sell 31,250 issued and outstanding shares of equitel common stock. The Sellers collectively own approximately 93.64% of the outstanding shares of equitel's common stock.

     NOW, THEREFORE, in consideration of the respective covenants contained herein and intending to be legally bound hereby, the Parties hereto agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

     For convenience, certain terms used in more than one part of this Agreement are listed in alphabetical order and defined or referred to below (such terms as well as any other terms defined elsewhere in this Agreement shall be equally applicable to both the singular and plural forms of the terms defined).

     "Affiliate" means, with respect to any Person, any other Person that directly or indirectly controls or is controlled by or under common control with such Person. For the purposes of this definition, "control" when used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise and the terms of "affiliated," "controlling" and "controlled" have meanings correlative to the foregoing.

     "Agreement" means this Agreement and the Exhibits and Disclosure Schedules hereto.

     "Assets" means, with respect to Wolfpack or equitel, as shown by the context in which used, all of the assets, properties, goodwill and rights of every kind and description, real and personal, tangible and intangible, wherever situated and whether or not reflected in such Party's most recent financial statements, that are owned or possessed by such Party and its Subsidiaries, taken as a whole.

     "Assumed equitel Option" is defined in Section 2.4(a) of this Agreement.
                                            --------------

     "Benefit Plan" means all employee benefit, health, welfare, supplemental unemployment benefit, bonus, pension, profit sharing, deferred compensation, severance, incentive, stock compensation, stock purchase, retirement, hospitalization insurance, medical, dental, legal, disability, fringe benefit and similar plans, programs, arrangements or practices, including, without limitation, each "employee benefit plan" as defined in Section 3(3) of ERISA.

     "Business" means with respect to Wolfpack the entire business and operations of Wolfpack and its Subsidiaries taken as a whole. "Business" means with respect to equitel the entire business and operations of equitel and its Subsidiaries, taken as a whole.

     "Business Day" means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the state of New York or North Carolina generally are authorized or required by law or other government actions to close.

     "Buyer Shares" is defined in Section 2.2 of this Agreement.
                                  -----------

     "Charter Documents" means an entity's certificate or articles of incorporation, certificate defining the rights and preferences of securities, articles of organization, general or limited partnership agreement, certificate of limited partnership, joint venture agreement or similar document governing the entity.

     "Closing" is defined in Section 4.1 of this Agreement.
                             -----------

     "Closing Date" is defined in Section 4.1 of this Agreement.
                                  -----------

     "Code" means the Internal Revenue Code of 1986, as amended. All citations to provisions of the Code, or to the Treasury Regulations promulgated thereunder, shall include any amendments thereto and any substitute or successor provisions thereto.

     "Contract" means any written or oral contract, agreement, letter of intent, agreement in principle, lease, instrument or other commitment that is binding on any Person or its property under applicable Law.

     "Conversion Number" is defined in Section 2.2 of this Agreement.
                                       -----------

     "Copyrights" means registered copyrights, copyright applications and unregistered copyrights.

     "Court Order" means any judgment, decree, injunction, order or ruling of any federal, state, local or foreign court or governmental or regulatory body or authority, or any arbitrator that is binding on any Person or its property under applicable Law.

     "Default" means (i) a breach, default or violation, (ii) the occurrence of an event that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation or (iii) with respect to any Contract, the occurrence of an event that with or without the passage of time or the giving of notice, or both, would give rise to a right of termination, renegotiation or acceleration or a right to receive damages or a payment of penalties.

     "DGCL" means the Delaware General Corporation Law, as amended.

     "$" means United States dollars.

     "Encumbrances" means any lien, mortgage, security interest, pledge, restriction on transferability, defect of title or other claim, charge or encumbrance of any nature whatsoever on any property or property interest.

     "Environmental Condition" means any condition or circumstance, including the presence of Hazardous Substances which does or would (i) require assessment, investigation, abatement, correction, removal or remediation under any Environmental Law, (ii) give rise to any civil or criminal Liability under any Environmental Law, (iii) create or constitute a public or private nuisance or
(iv) constitute a violation of or noncompliance with any Environmental Law.

     "Environmental Law" means all Laws, Court Orders, principles of common law, and permits, licenses, registrations, approvals or other authorizations of any Governmental Authority relating to Hazardous Substances, pollution, protection of the environment or human health.

     "equitel" is defined in the Preamble.

     "equitel Assets" means the Assets of equitel.

     "equitel Balance Sheet" is defined in Section 6.6 of this Agreement.
                                           -----------

     "equitel Balance Sheet Date" is defined in Section 6.6 of this Agreement.
                                                -----------

     "equitel Benefit Plan" is defined in Section 6.14(a) of this Agreement.
                                          ---------------

     "equitel Business" means the Business of equitel.

     "equitel Business Plan" means the Business Plan of equitel dated    2001.

     "equitel Common Stock" means the common stock, par value $0.001 per share, of equitel.

     "equitel Companies" means equitel, inc., equitel Development, Inc. and equitel Communications Corp.

     "equitel Disclosure Schedule" means the Disclosure Schedule containing information relating to equitel pursuant to Article VI and other provisions
                                            ----------
hereof that has been provided to the other Parties on the date hereof.

     "equitel Financial Statements" is defined in Section 6.6 of this Agreement.
                                                  -----------

     "equitel's knowledge" or "knowledge of equitel" with reference to any item means that which an executive officer of equitel actually knows.

     "equitel Stockholder" means a recordholder, as of the Closing of an outstanding certificate or certificates that immediately prior to the Closing represented shares of equitel capital stock.

     "equitel Subsidiary" means any Subsidiary of equitel.

     "equitel Warrants" means any warrants to purchase equitel Common Stock that are outstanding immediately prior to the Closing.

     "equitel Welfare Plan" is defined in Section 6.14(f) of this Agreement.
                                          ---------------

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Exchange Agent" is defined in Section 2.6(a) of this Agreement.
                                    --------------

     "Existing equitel Option" is defined in Section 2.4(a) of this Agreement.
                                             --------------

     "GAAP" means United States generally accepted accounting principles including those set forth: (a) in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (b) in the statements and pronouncements of the Financial Accounting Standards Board, (c) in such other statements by such other entity as approved by a significant segment of the accounting profession, and (d) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

     "Governmental Authority" means any federal, state, local, municipal or foreign or other government or governmental agency or body.

     "Governmental Permit" is defined in Section 5.12(c) of this Agreement.
                                         ---------------

     "Hazardous Substances" means any material, waste or substance (including, without limitation, any product) that may or could pose a hazard to the environment or human health or safety including, without limitation, (i) any "hazardous substances" as defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. (S)9601 et seq. and its implementing regulations, (ii) any "extremely hazardous substance," "hazardous chemical" or "toxic chemical" as those terms are defined by the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. (S) 11001 et seq. and its implementing regulations, (iii) any "hazardous waste," as defined under the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. (S)6901 et seq. and its implementing regulations (iv) any "pollutant," as defined under the Water Pollution Control Act, 33 U.S.C. (S)1251 et seq. and its implementing regulations as any of such Laws in clauses (i) through (iv) may be amended from time to time, and (v) any material, substance or waste regulated under any Laws or Court Orders that currently exist or that may be enacted, promulgated or issued in the future by any Governmental Authority concerning protection of the environment, pollution, health or safety or the public welfare.

     "Lancer Debt" means all indebtedness, including principal and accrued interest and all other obligations thereunder, owned by equitel or any equitel Subsidiary to any member of the Lancer Group.

     "Lancer Group" is defined in Section 3.1 of this Agreement.
                                  -----------

     "Litigation" means any judicial or administrative process or proceeding or investigation, or any matter under arbitration or mediation.

     "Laws" means any law, rule or regulation of any governmental or regulatory body.

     "Material Adverse Effect" with respect to a Party shall mean any event, change, occurrence, effect, fact or circumstance that either individually or collectively with one or more other event, change, occurrence, effect, fact or circumstance or may reasonably be expected to be materially adverse to (i) the ability of the Party to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, or (ii) the business, tangible assets, liabilities, future prospects, results of operations or financial condition of the Party and its Subsidiaries, taken as a whole, other than any event, change, occurrence, effect, fact or circumstance (A) relating to the economy or securities markets of the United States or any other region in general, or (B) resulting from entering into this Agreement or the consummation of the transactions contemplated hereby or the announcement thereof.

     "Party Representative" is defined in Section 7.4(b) of this Agreement.
                                          --------------

     "Person" means any corporation, company, limited liability company, partnership, limited partnership or any business or other entity and any natural person.

     "Subsidiary" shall mean, with respect to any Party, any corporation or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Party or by any one or more of its Subsidiaries, or by such Party and one or more of its Subsidiaries or (b) such Party or any other Subsidiary of such Party is a general partner (excluding any such partnership where such Party or any Subsidiary of such Party does not have a majority of the voting interest in such partnership).

     "Transaction Documents" shall mean this Agreement and each agreement referenced in Article III hereof and each other document contemplated hereby.
              -----------

     "Transactions" shall mean the transactions provided for or contemplated by the Transaction Documents.

     "Wolfpack" is defined above in the Preamble.

     "Wolfpack Assets" means the Assets of Wolfpack.

     "Wolfpack Balance Sheet" is defined in Section 5.7 of this Agreement.
                                            -----------

     "Wolfpack Balance Sheet Date" is defined in Section 5.7 of this Agreement.
                                                 -----------

     "Wolfpack Benefit Plans" is defined in Section 5.16(a) of this Agreement.
                                            ---------------

     "Wolfpack Business" means the Business of Wolfpack.

     "Wolfpack Common Stock" means the common stock, par value $0.001 per share, of Wolfpack.

     "Wolfpack Companies" means Wolfpack and any Wolfpack Subsidiaries.

     "Wolfpack Disclosure Schedule" Means the Disclosure Schedule containing information relating to Wolfpack pursuant to Article V and other provisions
                                             ---------
hereof that has been provided to the other Parties on the date hereof.

     "Wolfpack's knowledge" or "knowledge of Wolfpack" with reference to any item means that which any officer or director of Wolfpack actually knows.

     "Wolfpack Parties" is defined in the Preamble.

     "Wolfpack SEC Reports" is defined in Section 5.7 of this Agreement.
                                          -----------

     "Wolfpack Subsidiary" means any Subsidiary of Wolfpack.

     "Wolfpack 10-KSB" is defined in Section 5.9 of this Agreement.
                                     -----------

     "Wolfpack Welfare Plan" is defined in Section 5.15(f) of this Agreement.
                                           ---------------

                                  ARTICLE II
                     SALE AND TRANSFER OF SHARES; CLOSING

     2.1  Sale and Purchase. Subject to the terms and conditions hereof, at the
          -----------------
Closing (as defined in paragraph 1.2 below), Sellers agree to sell, assign, transfer, convey and deliver to Buyer, and Buyer agrees to purchase from Sellers, the Shares. In exchange for the Shares, Buyer agrees to pay the Purchase Price.

     2.2  Purchase Price. The purchase price (in the aggregate, "Purchase
          --------------
Price") for each Share shall be 1.85327 (the "Conversion Number") shares of common stock of, and issued by, the Buyer (in the aggregate, "Buyer Shares"). If all holders of the common stock of the Company exchanged under the foregoing terms (including the Sellers), such holders would be entitled to approximately 60% of the issued and outstanding shares of Buyer (assuming warrants to Messrs. Coker and Campagna and to RFF Family Limited Partnership are exercised, but that no other outstanding warrants or options are exercised). The purchase price shall be paid at Closing by issuance and delivery of Buyer Shares to Sellers against receipt of certificates or assignments representing the Shares, duly endorsed for transfer to Buyer. Schedule 1.2 sets forth the number of shares owned by each Party and the number of Buyer Shares to be issued to such Seller.


     2.3  Directors and Officers. Following the Closing, the initial chief
          ----------------------
executive officer of Wolfpack shall be such person as equitel designates prior to the Closing. Upon the Closing, the Board of Wolfpack shall consist of three members designated by equitel and two members designated by Wolfpack prior to the Closing. The board shall consist of Joseph F. Campagna, Peter L. Coker, Anthony W. Cullen, Kathryn Braithewaite, and a director to be nominated by Ms. Braithewaite and Mr. Cullen. Mr. Cullen shall be Chief Executive Officer of Wolfpack. Bill Evans shall remain as president of Wolfpack. Gene Whitmire will become Chief Financial Officer and Treasurer. Rod Santomassimo will be Vice President - Wireless Operations and Secretary. Mr. Coker will continue as Chairman of the Board. There shall also be an executive committee of Wolfpack composed of Mr. Coker, Mr. Cullen and Ms. Braithewaite.

     2.4  Options. At the Closing or promptly thereafter, Wolfpack shall offer
          -------
options to employees, directors and consultants of equitel, who have been granted options under equitel's stock incentive plans and whose options are then outstanding, in exchange for such equitel options (each such stock option existing immediately prior to the Closing is referred to herein as an "Existing equitel Option" and each such assumed stock option existing immediately after the Closing is referred to herein as an "Assumed equitel Option"), provided that such offer shall be delayed until such time as the offer and sale of the Wolfpack options and shares issuable upon exercise thereof are registered or an exemption from registration is available.

                                  ARTICLE III
                       OTHER AGREEMENTS AND UNDERTAKINGS

     3.1  Debt Conversion Agreement. Simultaneous with the Closing, Wolfpack
          -------------------------
shall enter into a Debt Conversion Agreement in the form of Exhibit A hereto
                                                            ---------
with Lancer Partners, Limited Partnership, Lancer Offshore, Inc. and Capital Research, Ltd. (the "Lancer Group").

     3.2  Undertaking for Further Purchases. Wolfpack will undertake to purchase
          ---------------------------------
the remaining shares of outstanding equitel common stock from holders thereof who are accredited investors within 90 days after Closing on similar terms as provided in this Agreement.

                                  ARTICLE IV
                                  THE CLOSING

     4.1  Location, Date. The closing for the Transactions (the "Closing") shall
          --------------
be held at the offices of Kaplan Gottbetter & Levenson, LLP in New York, New York at 4:00 p.m. (local time) on the date of this Agreement. The date on which the Closing occurs is referred to herein as the "Closing Date".

     4.2  Deliveries. At the Closing
          ----------

          (a) The Sellers shall deliver the Shares and Wolfpack shall deliver the Purchaser Shares (provide, however, if physical deliver of the certificates cannot be accomplished by the Closing, the parties shall under take to use best efforts to promptly make such deliveries), and

          (b) the Parties shall also deliver to each other the respective agreements to which they are a signatory, as described in Article III, duly executed.

          (c) except for Peter Coker and Joe Campagna, the members of the boards of directors of the Wolfpack Companies shall have delivered to equitel
(i) such director's resignation as a director of the Wolfpack Companies, (ii) such director's resignation as an officer of the Wolfpack Companies, if applicable, (iii) release of the Wolfpack Companies from any obligation under any employment or consulting agreement with such director, and (iv) release of the Wolfpack Companies from any other obligation of the Wolfpack Companies to such director, except (x) any stock option such director may be granted or any other agreement between such director and any Wolfpack Company that is listed on the Wolfpack Disclosure Schedule, and (y) any rights such director has under
Section 10.1.
------------

          (d) Wolfpack shall deliver a legal opinion in form and substance reasonably satisfactory to equitel, that shall include a remedies opinion, an opinion as to the capitalization of Wolfpack and an opinion that all shares of Wolfpack have been issued in compliance with applicable securities laws.

                                   ARTICLE V
                  REPRESENTATIONS AND WARRANTIES OF WOLFPACK

     Wolfpack hereby represents and warrants to equitel as follows, except as otherwise set forth in the Wolfpack Disclosure Schedule (items disclosed in one Section of such Schedule shall apply to all other Sections unless specified otherwise):

     5.1  Corporate. Each Wolfpack Company is a corporation duly organized,
          ---------
validly existing and in good standing under the laws under which it was incorporated. Each Wolfpack Company is qualified to do business as a foreign corporation in any jurisdiction where it is required to be so qualified, except where the failure to so qualify would not have a Material Adverse Effect. The Charter Documents and bylaws of each Wolfpack Company (all of which have been delivered or made available to equitel) have been duly adopted and are current, correct and complete and no Wolfpack Company is in violation of any provision of its Charter

Documents. Each Wolfpack Company has all necessary corporate power and authority to own, lease and operate its part of the Wolfpack Assets and to carry on its part of the Wolfpack Business as it is now being conducted or is proposed to be conducted as a result of the Transactions.

     5.2  Authorization. Each Wolfpack Company has the requisite corporate power
          -------------
and authority to execute and deliver the Transaction Documents to which it is a party and to perform the Transactions to be performed by it. Such execution, delivery and performance by each Wolfpack Company has been duly authorized by all necessary corporate action. No consents or approvals of holders of Wolfpack capital stock required for the consummation of the Transactions. Each Transaction Document executed and delivered by each Wolfpack Company as of the date hereof has been duly executed and delivered by such Wolfpack Company and constitutes a valid and binding obligation of such Wolfpack Company enforceable against such Wolfpack Company in accordance with its terms, and any Transaction Document executed and delivered by each Wolfpack Company after the date hereof will be duly executed and delivered by such Wolfpack Company and will constitute a valid and binding obligation of such Wolfpack Company, enforceable against such Wolfpack Company in accordance with its terms, except as otherwise limited by bankruptcy, insolvency, reorganization and other laws affecting creditors rights generally, and except that the remedy of specific performance or other equitable relief is available only at the discretion of the court before which enforcement is sought.

     5.3  Validity of Contemplated Transactions. Except for filings under the
          -------------------------------------
Securities Act and the Exchange Act, neither the execution and delivery by each Wolfpack Company of the respective Transaction Documents to which it is or will be a party, nor the performance of the Transactions to be performed by it, will
(i) conflict with or result in any breach of any provision of the Charter Documents, the bylaws or similar organizational documents of any Wolfpack Company, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (iii) result in a violation of breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which any Wolfpack Company is a party, or (iv) violate any Consent Order, statute, rule or regulation applicable to any Wolfpack Company or any of their properties or assets, except, with respect to the foregoing clauses (ii), (iii) and (iv), as could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. There are no third party consents or approvals required to be obtained under any Contracts to which any Wolfpack Company is a party or to which its assets are bound prior to the consummation of the Transactions, except where the failure to obtain such consents or approvals could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

     5.4  Capitalization and Stock Ownership. The total authorized capital stock
          ----------------------------------
of Wolfpack consists of (a) 100,000,000 shares of Wolfpack Common Stock, and
(b)10,000,000 shares of preferred stock. Of such authorized capital stock, the only issued and outstanding shares on the date hereof are 16,745,043 shares of Wolfpack Common Stock. The Wolfpack Disclosure Schedule sets forth, as of the date hereof, as to each option or warrant, the holder, date of grant, exercise price and number of shares subject thereto. All of the issued and outstanding shares of Wolfpack Common Stock are validly issued fully paid and non-assessable. No options, warrants, calls, commitments or other rights of any character (including conversion or preemptive rights) will entitle any Person to acquire any securities of any Wolfpack Companies except as expressly contemplated by this Agreement.

     5.5  Listing.  The Wolfpack Common Stock is listed for quotation on the
          -------
NASD Over-the-Counter Bulletin Board under the symbol "WFPK". Wolfpack is in full compliance with the NASD Over-the-Counter Bulletin Board listing maintenance requirements. Since listing the Wolfpack Common Stock on the NASD Over the Counter Bulletin Board, Wolfpack has not received any notice from the NASD Over-the-Counter Bulletin Board that (i) Wolfpack is not in full compliance with the NASD Over-the-Counter Bulletin Board listing maintenance requirements or (ii) that Wolfpack Common Stock may be delisted from the NASD Over-the-Counter Bulletin Board.

     5.6  Wolfpack SEC Reports; Financial Statements. Wolfpack has filed all
          ------------------------------------------
required forms, reports, statements, schedules and other documents with the SEC since June 23, 1999, including (a) its Annual Reports on Form 10-KSB for the fiscal years ended December 31, 2000 and 1999, (b) all proxy and information statements relating to Wolfpack's meetings of stockholders (whether annual or special) held since June 23, 1999, (c) its Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2000, June 30, 2000, September 30, 2000, March 31, 2001 and June 30, 2001, and (d) all other reports or registration statements filed by Wolfpack with the SEC since June 23, 1999 (collectively, the "Wolfpack SEC Reports"). Each of such Wolfpack SEC Reports, at the time it was filed, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, and with the forms and Regulations of the SEC promulgated thereunder, and did not contain at the time filed any untrue statement of a material fact or omit to state any material fact required to be stated herein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The financial statements, including all related notes and schedules contained in the Wolfpack SEC Reports (or incorporated by reference therein) fairly present the consolidated financial position of Wolfpack as at the respective dates thereof and the consolidated results of operations and cash flows of Wolfpack for the periods indicated in accordance with GAAP applied on a consistent basis throughout the periods involved (except for changes in accounting principles disclosed in the notes thereto) and subject in the case of interim financial statements to normal year-end adjustments not expected to be material in amount and the absence of notes. For purposes of this Agreement, the balance sheet of Wolfpack as of June 30, 2001 is referred to as the "Wolfpack Balance Sheet" and the date thereof is referred to as the "Wolfpack Balance Sheet Date".

     5.7  No Undisclosed Liabilities.  Except (a) as disclosed in the Wolfpack
          --------------------------
SEC Reports, including the financial statements contained therein, and (b) for liabilities and obligations (i) incurred in the ordinary course of business and consistent with past practice since the Wolfpack Balance Sheet Date pursuant to the terms of this Agreement, or (ii) incurred pursuant to, or in furtherance of, this Agreement or the Transactions, no Wolfpack Party has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     5.8  Taxes.
          -----

     (a) Each Wolfpack Company has (i) filed (or, in the case of Tax Returns not yet due, will file) with the appropriate governmental agencies all material Tax Returns required to be filed on or before the Closing and all such Tax Returns filed were true, correct and complete in all material respects, and (ii) paid (or, in the case of Taxes not yet due, will pay), all Taxes shown on such Tax Returns.

     (b) Each Wolfpack Company has (i) duly paid or caused to bc paid all material Taxes and all Taxes shown on Tax Returns that are or were due, except to the extent that a sufficient reserve for Taxes has been reflected on the Wolfpack Balance Sheet and (ii) provided a sufficient reserve on the Wolfpack Balance Sheet for the payment of all Taxes not yet due and payable.

     (c) No deficiency in respect of any Taxes which has been assessed against a Wolfpack Company remains unpaid, except for Taxes identified on the Wolfpack Disclosure Schedule being contested in good faith by appropriate proceedings, and to the knowledge of Wolfpack there are no unassessed Tax deficiencies or of any audits or investigations pending or threatened against a Wolfpack Company with respect to any Taxes.

     (d) No Wolfpack Company has extended or waived the application of any applicable statute of limitations of any jurisdiction regarding the assessment or collection of any Tax or any Tax Return.

     (e) There are no liens for Taxes upon any Assets of any Wolfpack Company except for liens for current Taxes not yet due.

     (f) Each Wolfpack Company has to the knowledge of Wolfpack (i) complied with all material provisions of the Code relating to the withholding and payment of Taxes and (ii) has made all deposits required by applicable Law to be made with respect to employees' withholding and other payroll, employment or other withholding or related Taxes.

     (g) No Wolfpack Company is a party to any contract, agreement, plan or arrangement that, individually or in the aggregate, or when taken together with any payment that may be made under this Agreement or any agreements contemplated hereby, could give rise to the payment of any "excess parachute payment" within the meaning of Section 280G of the Code.

     (h) No Wolfpack Company is a party to any agreement relating to the allocating or sharing of the payment of, or liability for, Taxes for any period (or portion thereof).

     (i) To the knowledge of Wolfpack, except for the group of which Wolfpack is presently the ultimate parent, no Wolfpack Company has ever been a member of an affiliated group of corporations (within the meaning of Section 1504 of the Code).

     (j) No notification has been received by any Wolfpack Company that an audit, examination or other proceeding is pending or, to the knowledge of Wolfpack, threatened with respect to any Taxes due from or with respect to or attributable to any Wolfpack Company or any Tax Return filed by or with respect to any Wolfpack Company, except for those that would not reasonably be expected to have a Material Adverse Effect.

     (k) No Wolfpack Company has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the exchange of Buyer Shares for Shares in connection with the Transactions from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     5.9  Title to Assets and Related Matters. Each Wolfpack Company has good
          -----------------------------------
and marketable title to its part of the Wolfpack Assets, free from any Encumbrances except (a) items described in any notes to the consolidated financial statements of Wolfpack contained in Wolfpack's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000 (the "Wolfpack 10-KSB") included in the Wolfpack SEC Reports, (b) minor matters that would not have a Material Adverse Effect, and (c) constitutional and statutory liens arising from the obligation to pay for the provision of materials or services not yet in Default and Taxes not yet due.

     5.10 Real Property. All material real estate leased by any Wolfpack Company
          -------------
as of the date hereof and used in the operation of the Wolfpack Business is disclosed in the Wolfpack SEC Reports. As of the date hereof, none of the Wolfpack Companies owns any real property.

     5.11 Subsidiaries. Except as set forth on the Wolfpack Disclosure Schedule,
          ------------
as of the date hereof none of the Wolfpack Companies owns, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, business trust, joint venture or other legal entity. Wolfpack owns all of the issued and outstanding shares of capital stock of each Wolfpack Subsidiary, each of which is set forth on the Wolfpack Disclosure Schedule. There are no existing options, warrants, calls, commitments or other rights of any character (including conversion or preemptive rights) relating to the acquisition or voting of any issued or unissued capital stock or other securities of any Wolfpack Subsidiary. All of the shares of capital stock of each Wolfpack Subsidiary are duly and validly authorized and issued, fully paid and non-assessable.

     5.12 Legal Proceedings; Compliance With Law; Governmental Permits.
          ------------------------------------------------------------

          (a) There is no Litigation that is pending or, to Wolfpack's knowledge, threatened against any Wolfpack Company that would have a Material Adverse Effect. To Wolfpack's knowledge, Wolfpack is and has been in compliance with all applicable Laws, including Environmental Law and applicable securities laws, except where the failure to be in compliance would not have a Material Adverse Effect. There has been no Default under any Laws applicable to any Wolfpack Company, including Environmental Laws, except for any Defaults either individually or collectively that would not either individually or collectively have a Material Adverse Effect. There has been no Default with respect to any Court Order applicable to any Wolfpack Company. No Wolfpack Company has received any written notice and, to the knowledge of any Wolfpack Company, no other communication has been received to the effect that it is not in compliance with any applicable Laws, and Wolfpack has no reason to believe that any presently existing circumstances are likely to result in violations of any applicable Laws, except to the extent that such failures to comply or violations would not have a Material Adverse Effect.

          (b) To Wolfpack's knowledge, there is no Environmental Condition at any property presently or formerly owned or leased by a Wolfpack Company which is reasonably likely either individually or collectively to have a Material Adverse Effect.

           (c) Wolfpack and its subsidiaries have all material consents, permits, franchises, licenses, concessions, registrations, certificates of occupancy, approvals and other authorizations of Governmental Authorities (collectively, the "Governmental Permits") required in connection with the operation of their respective businesses as now being conducted, all of which are in full force and effect, except where the failure to obtain any such Governmental Permit or of any such Governmental Permit to be in full force and effect, would not have a Material Adverse Effect. Each Wolfpack Company has complied, in all material respects, with all of its Governmental Permits, except where the failure to so comply either individually or collectively would not have Material Adverse Effect.

     5.13  Contracts and Commitments.  The Wolfpack Disclosure Schedule
           -------------------------
describes:

           (a) Contracts (excluding letters of intent and agreements in principle) involving any Wolfpack Company in amounts in excess of $25,000.

           (b) All employment, consulting, management, severance or agency Contracts providing for annual payments of at least $25,000 (y) with any executive officers or directors of Wolfpack, or (z) allowing the other party either to terminate such agreement or to receive payment in either case based on the execution of this Agreement or the consummation of the Transactions.

           (c) Any employment agreements with any Person to whom any Wolfpack Company makes annual salary payments in excess of $25,000.

           (d) All Contracts limiting the freedom of any Wolfpack Company to compete in any line of business, or with any Person, or in any geographic area or market.

Each Contract providing for payments in excess of $25,000 to which any Wolfpack Company is a party (i) is legal, valid, binding and enforceable against Wolfpack or the applicable Subsidiary except as otherwise limited by bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally, and except that the remedy of specific performance or other equitable relief is available only at the discretion of the court before which enforcement is sought, and (ii) neither Wolfpack nor the applicable Subsidiary, nor to Wolfpack's knowledge, any other party, is in Default under any such Contract, other than in the case of (i) and (ii) above where the failure either individually or collectively to be so would not have a Material Adverse Effect.

     5.14  Employee Relations.  No Wolfpack Company is (a) a party to, involved
           ------------------
in or, to Wolfpack's knowledge, threatened by, any labor dispute or unfair labor practice charge, or (b) currently negotiating any collective bargaining agreement, and no Wolfpack Company has experienced any work stoppage during the last three years.

     5.15  ERISA.
           -----

           (a) The Wolfpack Disclosure Schedule contains a complete list of all Benefit Plans sponsored or maintained by each Wolfpack Company or under which any Wolfpack

Company may be obligated for its employees, directors or independent contractors ("Wolfpack Benefit Plans"). Wolfpack has delivered or made available to equitel
(i) accurate and complete copies of all Wolfpack Benefit Plan documents and of any summary plan descriptions, summary annual reports and insurance contracts relating thereto, (ii) accurate and complete detailed summaries of all unwritten Wolfpack Benefit Plans, (iii) accurate and complete copies of the most recent financial statements and actuarial reports with respect to all Wolfpack Benefit Plans for which financial statements or actuarial reports are required or have been prepared and (iv) accurate and complete copies of all annual reports for all Wolfpack Benefit Plans (for which annual reports are required) prepared within the last two years.

          (b) All Wolfpack Benefit Plans conform in all material respects to, and are being administered and operated in material compliance with, the requirements of ERISA, the Code and all other applicable Laws, including applicable Laws of foreign jurisdictions. There have not been any "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA involving any of the Wolfpack Benefit Plans, that could subject any Wolfpack Company to any material penalty or tax imposed under the Code or ERISA.

          (c)  Any Wolfpack Benefit Plan that is intended to be qualified under
Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and such determination remains in effect and has not been revoked. Nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption, or result in the imposition of excise taxes or income taxes on unrelated business income under the Code or ERISA with respect to any Wolfpack Benefit Plan.

          (d) No Wolfpack Company has a current or contingent obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA) and
(ii) no Wolfpack Company, nor any entity that has been treated as a single employer with any Wolfpack Company under Sections 414(b), (c), (m) or (o) of the Code, has any liability, contingent or otherwise, under Title IV of ERISA or
Section 412 of the Code.

          (e) There are no pending or, to the knowledge of Wolfpack, threatened claims by or on behalf of any Wolfpack Benefit Plans, or by or on behalf of any individual participants or beneficiaries of any Wolfpack Benefit Plans, alleging any breach of fiduciary duty on the part of any Wolfpack Company or any of the officers, directors or employees of any Wolfpack Company under ERISA or any other applicable Regulations, or claiming benefit payments other than those made in the ordinary operation of such plans, or alleging any violation of any other applicable Laws. To Wolfpack's knowledge, the Wolfpack Benefit Plans are not the subject of any investigation, audit or action by the Internal Revenue Service, the Department of Labor or the PBGC . Each Wolfpack Company has made all required contributions under the Wolfpack Benefit Plans including the payment of any premiums payable to the PBGC and other insurance premiums.

          (f) With respect to any Wolfpack Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(l) of ERISA) (a "Wolfpack Welfare Plan"), (i) each Wolfpack Welfare Plan for which contributions are claimed as deductions under any provision of the Code is in material compliance with all applicable requirements pertaining to such deduction,

(ii) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to a Wolfpack Welfare Plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under Section 4976(a) of the Code, and (iii) any Wolfpack Benefit Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies, and in each and every case has complied, with all of the material requirements of Section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act and the applicable provisions of the Social Security Act.

          (g) The execution of this Agreement and the performance of the Transactions will not (either alone or in combination with the occurrence of any additional or subsequent events) constitute an event under any Wolfpack Benefit Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employee, director or consultant of any Wolfpack Company.

     5.16  Patents, Trademarks, Etc.  No Wolfpack Company infringes upon or
           ------------------------
unlawfully or wrongfully uses any Intellectual Property owned or claimed by another Person and no Person infringes on or wrongfully uses any Intellectual Property owned or claimed by Wolfpack, except for those situations that individually or collectively would not have a Material Adverse Effect. The Wolfpack Companies own or have valid rights to use all Intellectual Property used in the conduct of their business free and clear of all Encumbrances except where the failure to have valid rights to use such Intellectual Property will not either individually or collectively have a Material Adverse Effect. No Wolfpack Company has made any claim of a violation or infringement by others of its rights to or in connection with its Intellectual Property which is still pending.

     5.17  Absence of Certain Changes. Since the date of the Wolfpack Balance
           --------------------------
Sheet Date, the Wolfpack Companies have conducted the Wolfpack Business in the ordinary course and, as of the date hereof, there has not been:

           (a)  any Material Adverse Effect on the Wolfpack Business;

           (b) any distribution or payment declared or made in respect of Wolfpack's capital stock by way of dividends, purchase or redemption of shares or otherwise;

           (c) any increase in the compensation payable or to become payable to any current director or officer of any Wolfpack Company, except for merit and seniority increases for employees made in the ordinary course of business, nor any material change in any existing employment, severance, consulting arrangements or any Wolfpack Benefit Plan,

           (d) any sale, assignment or transfer of any Wolfpack Assets, or any additions to or transactions involving any Wolfpack Assets, other than those made in the ordinary course of business or those solely involving the Wolfpack Companies;

           (e) other than in the ordinary course of business, any waiver or release of any material claim or right or cancellation of any material debt held by any Wolfpack Company;

           (f) any change in practice with respect to Taxes, or any election, change of any election, or revocation of any election with respect to Taxes, or any settlement or compromise of any dispute involving a Tax liability;

           (g) (i) any creation, or assumption of, any long-term debt or any short-term debt for borrowed money other than under existing notes payable, lines of credit or other credit facility in the ordinary course of business or otherwise in the ordinary course of business or with respect to its Subsidiaries; (ii) any assumption, granting of guarantees, endorsements or otherwise becoming liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except its Subsidiaries; or
(iii) any loans, advances or capital contributions to, or investments in, any other Person except its Subsidiaries;

           (h) any material agreement, commitment or contract, except agreements, commitments or contracts for the purchase, sale or lease of goods or services in the ordinary course of business;

           (i) other than in the ordinary course of business, any authorization, recommendation, proposal or announcement of an intention to authorize, recommend or propose, or enter into any Contract with respect to, any
(i) plan of liquidation or dissolution, (ii) acquisition of a material amount of assets or securities, (iii) disposition or Encumbrance of a material amount of assets or securities, (iv) merger or consolidation except as contemplated by this Agreement or (v) material change in its capitalization except as contemplated by this Agreement; or

           (j)  any change in accounting procedure or practice.

     5.18  Corporate Records. The minute books of each Wolfpack Company contain
           -----------------
accurate, complete and current copies of all Charter Documents and of all minutes of meetings, resolutions and other proceedings of its Board of Directors and stockholders.

     5.19  Finder's Fees. No Person is or will be entitled to any commission or
           -------------
finder's fee or other payment in connection with the Transactions based on arrangements made by or on behalf of Wolfpack.


                                  ARTICLE VI
             REPRESENTATIONS AND WARRANTIES OF EQUITEL AND SELLERS

     equitel and Sellers hereby represent and warrant to Wolfpack as follows, except as otherwise set forth in the equitel Disclosure Schedule (items disclosed in one Section of such Schedule shall apply to all other Sections unless specified otherwise):

     6.1   Corporate. equitel is a corporation duly organized, validly existing
           ---------
and in good standing under the laws under which it was incorporated. equitel is qualified to do business as a foreign corporation in any jurisdiction where it is required to be so qualified, except where the failure to so qualify would not have a Material Adverse Effect. The Charter Documents and bylaws of equitel (all of which have been delivered or made available to Wolfpack) have been duly adopted and are current, correct and complete and no equitel Company is in violation of any provision of its Charter Documents. equitel has all necessary corporate power and authority to own, lease and operate the equitel Assets and to carry on the equitel Business as it is now being conducted. equitel has no Subsidiaries. equitel has heretofore delivered to Wolfpack the equitel Business Plan. To equitel's knowledge, there are no facts, which would indicate that the assumptions underlying the financial projections in the equitel Business Plan are not reasonable.

     6.2  Authorization. equitel has the requisite corporate power and authority
          -------------
to execute and deliver the Transaction Documents to which it is a party and to perform the Transactions to be performed by it. Such execution, delivery and performance by equitel have been duly authorized by all necessary corporate action. Each Transaction Document executed and delivered by equitel as of the date hereof has been duly executed and delivered by equitel and constitutes a valid and binding obligation of equitel, enforceable against equitel in accordance with its terms, and any Transaction Document executed and delivered by equitel after the date hereof will be duly executed, and delivered by equitel and will constitute a valid and binding obligation of equitel, enforceable against equitel in accordance with its terms, except as otherwise limited by bankruptcy, insolvency reorganization and other laws affecting creditors rights generally, and except that the remedy of specified performance or other equitable relief is available only at the discretion of the court before which enforcement is sought.

     6.3  Validity of Contemplated Transactions.  Except for filings under the
          -------------------------------------
Securities Act and the Exchange Act, neither the execution and delivery by equitel of the respective Transaction Documents to which it is or will be a party, nor the performance of the Transactions to be performed by it, will require any filing, consent or approval under or constitute a Default, or result in a loss of material benefit under, (a) to equitel's knowledge, any Law or Court Order to which equitel is subject, (b) the Charter Documents or bylaws of equitel, (c) any other Contracts to which equitel is a party or by which any of the equitel Assets may be subject, except for Defaults which would not have a Material Adverse Effect.

     6.4  Capitalization and Stock Ownership.  The total authorized capital
          ----------------------------------
stock of equitel consists of 20,000,000 shares of equitel Common Stock and 5,000,000 shares of preferred stock. Of such authorized capital stock, the only issued and outstanding shares on the date hereof are 6,814,318 shares of equitel Common Stock. Except as set forth on the equitel Disclosure Schedule, there are no existing options, warrants, calls, commitments or other rights of any character (including conversion or preemptive rights) relating to the acquisition of any issued or unissued capital stock or other securities of equitel. The equitel Disclosure Schedule sets forth, as of the date hereof, as to each option or warrant, the holder, date of grant, exercise price and number of shares subject thereto. All of the issued and outstanding shares of equitel Common Stock are validly issued, fully paid and non-assessable. Sellers are and will be on the Closing Date the record and beneficial owners and holders of the Shares, free and clear of all Encumbrances.

     6.5  Enforceability of Transaction Documents.  The Transaction Documents to
          ---------------------------------------
which equitel is a party constitute a binding obligations of equitel, enforceable against the equitel in accordance with their terms, except as otherwise limited by bankruptcy, insolvency reorganization and other laws affecting creditors rights generally, and except that the remedy of specified performance or other equitable relief is available only at the discretion of the court before which enforcement is sought.

     6.6  equitel Financial Statements.  The audited balance sheet as of
          ----------------------------
December 31, 2000 and related statements of income, cash flows, and stockholder's equity for the period ending December 31, 2000, and the unaudited balance sheet as of June 30, 2001 and the related statements of income, cash flows, and stockholder's equity for the six months ended June 30, 2001, including all related notes and schedules (the "equitel Financial Statements") delivered to Wolfpack fairly present in all material respects the consolidated financial position of equitel as at the respective dates thereof and the consolidated results of operations and cash flows of equitel for the periods indicated in accordance with GAAP applied on a consistent basis throughout the periods involved (except for changes in accounting principles disclosed in the notes thereto) and subject in the case of interim financial statements to normal year-end adjustments expected not to be material in amounts and the absence of notes. For purposes of this Agreement, the balance sheet of equitel as of June 30, 2001 is referred to as the "equitel Balance Sheet" and the date thereof is referred to as the "equitel Balance Sheet Date".

     6.7  Taxes.
          -----

          (a) equitel (i) has filed (or, in the case of Tax Returns not yet due, will file) with the appropriate governmental agencies all material Tax Returns required to be filed on or before the Closing and all such Tax Returns filed were true, correct and complete in all material respects, and (ii) has paid (or, in the case of Taxes not yet due, will pay), all Taxes shown on such Tax Returns.

          (b) equitel has (i) duly paid or caused to be paid all material Taxes and all Taxes shown on Tax Returns that are or were due, except to the extent that a sufficient reserve for Taxes has been reflected on the equitel Balance Sheet and (ii) provided a sufficient reserve on the equitel Balance Sheet for the payment of all Taxes not yet due and payable.

          (c) No deficiency in respect of any Taxes which has been assessed against equitel remains unpaid, except for Taxes identified on the equitel Disclosure Schedule being contested in good faith by appropriate proceeding, and to the knowledge of equitel there are no unassessed Tax deficiencies or of any audits or investigations pending or threatened against equitel with respect to any Taxes.

          (d) equitel has not extended or waived the application of' any applicable statute of limitations of any jurisdiction regarding the assessment or collection of any tax or any Tax Return.

          (e) There are no liens for Taxes upon any Assets of equitel except for liens for current Taxes not yet due.

          (f) Each equitel Company has to the knowledge of equitel (i) complied with all material provisions of the Code relating to the withholding and payment of Taxes and (ii) has made all deposits required by applicable Law to be made with respect to employees' withholding and other payroll, employment or other withholding or related Taxes.

          (g) equitel is not a party to any contract, agreement, plan or arrangement that, individually or in the aggregate, or when taken together with any payment that may be made under this Agreement or any agreements contemplated hereby, could give rise to the payment of any "excess parachute payment" within the meaning of Section 28OG of the Code.

          (h) equitel is not a party to any agreement relating to the allocating or sharing of the payment of, or liability for, Taxes for any period (or portion thereof).

          (i) To the knowledge of equitel, except for the group of which equitel is presently the ultimate parent, no Company has never been a member of an affiliated group of corporations (within the meaning of Section 1504 of the Code).

     6.8  Title to Assets and Related Matters. equitel has good and marketable
          -----------------------------------
title to its part of the equitel Assets, free from any Encumbrances except (a) any Encumbrance in favor of equitel, (b) items described in any notes to the consolidated financial statements of equitel contained in equitel's Financial Statements, (c) minor matters that would not have a Material Adverse Effect, and
(d) constitutional and statutory liens arising from the obligation to pay for the provision of materials or services not yet in Default and Taxes not yet due.

     6.9  Real Property. All material real estate leased by equitel as of the
          -------------
date hereof and used in the operation of the equitel Business are disclosed in the equitel Financial Statements. As of the date hereof, equitel does not own any real property.

     6.10 Subsidiaries. Except as set forth on the equitel Disclosure Schedule,
          ------------
as of the date hereof none of the equitel Companies owns, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, business trust, joint venture or other legal entity. equitel owns all of the issued and outstanding shares of capital stock of each equitel Subsidiary, each of which is set forth on the equitel Disclosure Schedule. There are no existing options, warrants, calls, commitments or other rights of any character (including conversion or preemptive rights) relating to the acquisition or voting of any issued or unissued capital stock or other securities of any equitel Subsidiary. All of the shares of capital stock of each equitel Subsidiary are duly and validly authorized and issued, fully paid and non-assessable. As of the date hereof, none of the Equitel Companies owns any real property.

     6.11 Legal Proceedings; Compliance With Law; Governmental Permits. There
          ------------------------------------------------------------
is no Litigation that is pending or, to equitel's knowledge, threatened against equitel that would have a Material Adverse Effect. To equitel's knowledge, equitel is and has been in compliance with all applicable Laws, including Environmental Laws and applicable securities laws, except where the failure to be in compliance would not have a Material Adverse Effect. There has been no Default under any Laws applicable to equitel, including Environmental Laws, except for any Defaults that would not either individually or collectively have a Material Adverse Effect. There has been no Default with respect to any Court Order applicable to equitel. equitel has not received any written notice and, to the knowledge of equitel, no other communication has been received to the effect that it is not in compliance with any applicable Laws, and equitel has no reason to believe that any presently existing circumstances are likely to result in violations of any applicable Laws, except to the extent that such failures to comply or violations would not have a Material Adverse Effect.

            (a) To equitel's knowledge, there is no Environmental Condition at any property presently or formerly owned or leased by equitel, which is reasonably likely either individually or collectively to have a Material Adverse Effect.

            (b) equitel has all Governmental Permits required in connection with the operation of its Business, all of which are in full force and effect, except where the failure to obtain any such Governmental Permit or of any such Governmental Permit to be in full force and effect, would not have a Material Adverse Effect. equitel has complied, in all material respects, with all of its Governmental Permits, except where the failure to so comply would not have a Material Adverse Effect.

     6.12   Contracts and Commitments.  The equitel Disclosure Schedule
            -------------------------
describes:

            (a) Contracts (excluding letters of intent and agreements in principle) involving equitel in amounts in excess of $25,000.

            (b) All employment, consulting, management, severance or agency Contracts providing for annual payments of at least $25,000 (y) with any executive officers or directors of equitel, or (z) allowing the other party either to terminate such agreement or to receive payment in either case based on the execution of this Agreement or the consummation of the Transactions.

            (c) Any employment agreements with any Person to whom equitel makes annual salary payments in excess of $25,000.

            (d) All Contracts limiting the freedom of equitel to compete in any line of business, or with any Person, or in any geographic area or market.

Each Contract providing for payments in excess of $25,000 to which any equitel Company is a party (i) is legal, valid, binding and enforceable against equitel except as otherwise limited by bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally, and except that the remedy of specific performance or other equitable relief is available only at the discretion of the court before which enforcement is sought, and (ii) equitel, and to equitel's knowledge, any other party, is not in Default under any such Contract, other than in the case of (i) and (ii) above where the failure either individually or collectively to be so would not have a Material Adverse Effect.

     6.13   Employee Relations.  No equitel Company is (a) a party to, involved
            ------------------
in or, to equitel's knowledge, threatened by, any labor dispute or unfair labor practice charity, or (b) currently negotiating any collective bargaining agreement, and equitel has not experienced any work stoppage during the last three years.

     6.14   ERISA.
            -----

            (a) The equitel Disclosure Schedule contains a complete list of all Benefit Plans sponsored or maintained by each equitel Company or under which any equitel Company may be obligated for its employees, directors or independent contractors ("equitel Benefit Plans"). equitel has delivered or made available to Wolfpack (i) accurate and complete copies of all equitel Benefit Plan documents and of any summary plan descriptions, summary annual reports and insurance contracts relating thereto, (ii) accurate and complete detailed summaries of all unwritten equitel Benefit Plans, (iii) accurate and complete copies of the most recent financial statements and actuarial reports with respect to all equitel Benefit Plans for which financial statements or actuarial reports are required or have been prepared and (iv) accurate and complete copies of all annual reports for all equitel Benefit Plans (for which annual reports are required) prepared within the last two years.

            (b) All equitel Benefit Plans conform in all material respects to, and are being administered and operated in material compliance with, the requirements of ERISA, the Code and all other applicable Laws, including applicable Laws of foreign jurisdictions. There, have not been any "prohibited transactions," as such term is defined in Section 4975 of them Code or Section 406 of ERISA involving any of the equitel Benefit Plans, that could subject equitel to any material penalty or tax imposed under the Code or ERISA.

            (c)  Any equitel Benefit Plan that is intended to be qualified under
     Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and such determination remains in effect and has not been revoked. Nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption, or result in the imposition of excise taxes or income taxes on unrelated business income under the Code or ERISA with respect to any equitel Benefit Plan.

            (d) (i) No equitel Company has a current or contingent obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA) and (ii) neither equitel nor any entity that has been treated as a single employer with equitel under Sections 414(b), (c), (j), (m) or (o) of the Code, has any liability, contingent or otherwise, under Title IV of ERISA or Section 412 of the Code.

            (e) There are no pending or, to the knowledge of equitel, threatened claims by or on behalf of any equitel Benefit Plans, or by or on behalf of any individual participants or beneficiaries of any equitel Benefit Plans, alleging any breach of fiduciary duty on the part of equitel or any of the officers, directors or employees of equitel under ERISA or any other applicable Regulations, or claiming benefit payments other than those made in the ordinary operation of such plans, or alleging any violation of any other applicable Laws. To equitel's knowledge, the equitel Benefit Plans are not the subject of any investigation, audit or action by the Internal Revenue Service, the Department of Labor or the PBGC. equitel has made all required contributions under the equitel Benefit Plans including the payment of any premiums payable to the PBGC and other insurance premiums.

            (f) With respect to any equitel Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(l) of ERISA) (an "equitel Welfare Plan"), (i) each equitel Welfare Plan for which contributions are claimed as deductions under any provision of the Code is in material compliance with all applicable requirements pertaining to such deduction, (ii) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to an equitel Welfare Plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under Section 4976(a) of the Code, and (iii) any equitel Benefit Plan that is a group health plan (within the meaning of Section

     4980B(g)(2) of the Code) complies, and in each and every case has complied, with all of the material requirements of Section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act and the applicable provisions of the Social Security Act.

            (g) The execution of this Agreement and the performance of the Transactions will not (either alone or in combination with the occurrence of any additional or subsequent events) constitute an event under any equitel Benefit Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employee, director or consultant of equitel.

     6.15   Patents, Trademarks, Etc.  To equitel's knowledge, equitel does not
            ------------------------
infringe upon or unlawfully or wrongfully use any Intellectual Property owned or claimed by another Person and no Person infringes on or wrongfully uses any Intellectual Property owned or claimed by equitel, except for those situations that individually or collectively would not have a Material Adverse Effect. To equitel's knowledge, the equitel Companies own or have valid rights to use all Intellectual Property used in the conduct of their business free and clear of all Encumbrances except where the failure to have valid rights to use such Intellectual Property will not either individually or collectively have a Material Adverse Effect. No equitel Company has made any claim of a violation or infringement by others of its rights to or in connection with its Intellectual Property which is still pending.

     6.16   Absence of Certain Changes.  Since the equitel Balance Sheet Date,
            --------------------------
equitel has conducted the equitel Business in the ordinary course, and, as of the date hereof, there has not been:

            (a)  any Material Adverse Effect on the equitel Business;

            (b) any distribution or payment declared or made in respect of equitel's capital stock by way of dividends, purchase or redemption of shares or otherwise;

            (c) any increase in the compensation payable or to become payable to any current director or officer of equitel, except for merit and seniority increases for employees made in the ordinary course of business, nor any material change in any existing employment, severance, consulting arrangements or any equitel Benefit Plan;

            (d) any sale, assignment or transfer of any equitel Assets, or any additions to or transactions involving any equitel Assets, other than those made in the ordinary course of business or those solely involving equitel;

            (e) other than in the ordinary course of business, any waiver or release of any material claim or right or cancellation of any material debt held by equitel;

            (f) any change in practice with respect to Taxes, or any election, change of any election, or revocation of any election with respect to Taxes, or any settlement or compromise of any dispute involving a Tax liability;

            (g) (i) any creation, or assumption of, any long-term debt or any short-term debt for borrowed money other than under existing notes payable, lines of credit or other credit facility in the ordinary course of business or otherwise in the ordinary course of business (ii) any assumption, granting of guarantees, endorsements or otherwise becoming liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person or (iii) any loans, advances or capital contributions to, or investments in, any other Person except its wholly-owned Subsidiaries;

            (h) any material agreement, commitment or contract, except agreements, commitments or contracts for the purchase, sale or lease of goods or services in the ordinary course of business;

            (i) other than in the ordinary course of business, any authorization, recommendation, proposal or announcement of an intention to authorize, recommend or propose, or enter into any Contract with respect to, any (i) plan of liquidation or dissolution, (ii) acquisition of a material amount of assets or securities, (iii) disposition or Encumbrance of a material amount of assets or securities, (iv) merger or consolidation except as contemplated by this Agreement or (v) material change in its capitalization except as contemplated by this Agreement; or

            (j)  any change in accounting procedure or practice.

     6.17   Corporate Records.  The minute books of equitel contain accurate,
            -----------------
complete and current copies of all Charter Documents and of all minutes of meetings, resolutions and other proceedings of its Board of Directors and stockholders.

     6.18   Finder's Fees. No Person is or will be entitled to any commission,
            -------------
finder's fee or other payment in connection with the Transactions based on arrangements made or on behalf of equitel.

     6.20   Investment Representations. Each Seller severally, but not jointly,
            --------------------------
represents and warrants to Wolfpack as of the Closing Date that he or it:

     (a) is an "accredited investor" within the meaning of Rule 501 under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), and was not organized for the specific purpose of acquiring the Securities;

     (b) has sufficient knowledge and experience in investing in companies similar to Wolfpack (and equitel) in terms of Wolfpack's (and equitel's) stage of development so as to be able to evaluate the risks and merits of his or its investment in Wolfpack (and equitel) and he or it is able financially to bear the risks thereof;

     (c) has had an opportunity to discuss Wolfpack's (and equitel's) business, management and financial affairs with Wolfpack's (and equitel's) management;

     (d) is acquiring the Buyer Shares for its own account for the purpose of investment and not with a view to or for resale in connection with any distribution thereof; and

     (e) understands that (i) the Buyer Shares have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act, (ii) the Buyer Shares must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration, (iii) the Buyer Shares will bear a legend to such effect, and (iv) Wolfpack will make a notation on its transfer books to such effect.

                                  ARTICLE VII
                           COVENANTS OF THE PARTIES

     7.1    Public Announcements.  Wolfpack and equitel (a) shall use all
            --------------------
reasonable efforts to develop a joint communications plan and each Party shall use all reasonable efforts to ensure that all press releases and other public statements with respect to the Transactions shall be consistent with such joint communications plan or, to the extent inconsistent therewith, shall have received the prior written approval of equitel and Wolfpack and (b) before issuing any press release or otherwise making any public statements with respect to the Transactions, will consult with each other as to its form and substance and shall not issue any such press release or make any such public statement prior to such consultation, except for each of (a) and (b) above as may be required by Law (it being agreed that the Parties hereto are entitled to disclose all requisite information concerning the Transactions in any filing required with the SEC) or the rules and regulations of the NASD Over-the-Counter Bulletin Board.

     7.2    Cooperation.  Upon the terms and subject to the conditions hereof,
            -----------
each of the Parties shall use its commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable to consummate as promptly as practicable the Transactions and shall use its commercially reasonable efforts to obtain all Wolfpack Required Consents and equitel Required Consents, and to effect all necessary filings under the Securities Act and the Exchange Act. Without limiting the generality of the foregoing, each Party shall use all commercially reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to fulfill the conditions herein to the extent that the fulfillment thereof is within a Party's control.

     7.3    Expenses.
            --------

            (a) (i) Wolfpack shall pay all of the legal, accounting and other expenses incurred by any Wolfpack Company in connection with the Transactions, including fees of Wolfpack's transfer agent, fees of the Exchange Agent and SEC filing fees and printing and mailing costs payable with respect to the Information Statement and the Disclosure Document and
     (ii) equitel shall pay all of the legal, accounting other expenses incurred by equitel in connection with the Transactions.

            (b) Wolfpack shall pay Kaplan, Gottbetter & Levenson LLP for reasonable legal fees and expenses actually incurred in connection with the Transactions an amount not to exceed US$ l00,000.

                                 ARTICLE VIII
                             COVENANTS OF WOLFPACK

     [Intentionally omitted]

                                  ARTICLE IX
                             COVENANTS OF EQUITEL

     [Intentionally omitted]

                                   ARTICLE X
                            POST-CLOSING COVENANTS

     10.1   Indemnification, Directors' And Officers' Insurance. For a period of
            ---------------------------------------------------
two (2) years after the Closing, Wolfpack shall (a) maintain in effect the current provisions regarding indemnification of officers and directors contained in the Charter Documents and bylaws of Wolfpack, and (b) indemnify the directors and officers of Wolfpack to the fullest extent to which Wolfpack is permitted to indemnify such officers and directors under its Charter Documents and bylaws and applicable Law as in effect immediately prior to the Closing. Wolfpack shall use good faith to obtain $2,000,000 coverage directors' and officers' liability insurance and fiduciary liability tail insurance policy with respect to claims arising from facts or events which occurred at the Wolfpack Companies and the equitel Companies on or before the Closing.

                                  ARTICLE XI
                CONDITIONS PRECEDENT TO OBLIGATIONS OF EQUITEL

     [Intentionally omitted]

                                  ARTICLE XII
                          CONDITIONS PRECEDENT TO THE
                      OBLIGATIONS OF THE WOLFPACK PARTIES

     [Intentionally omitted]

                                 ARTICLE XIII
                                  TERMINATION

     [intentionally omitted]

                                  ARTICLE XIV
                                GENERAL MATTERS

     14.1   Contents of Agreement.  This Agreement, together with the other
            ---------------------
Transaction Documents, set forth the entire understanding of the Parties hereto with respect to the Transactions and supersedes all prior agreements or understandings among the Parties regarding those matters.

     14.2   Amendment, Parties in Interest, Assignment, Etc.  This Agreement may
            -----------------------------------------------
be amended, modified or supplemented only by a written instrument duly executed by each of the Parties hereto. If any provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the Parties hereto. No Party hereto shall assign this Agreement or any right, benefit or obligation hereunder. Any term or provision of this Agreement may be waived at any time by the Party entitled to the benefit thereof by a written instrument duly executed by such Party. The Parties hereto shall execute and deliver any and all documents and take any and all other actions that may be deemed reasonably necessary by their respective counsel to complete the Transactions. Nothing in this Agreement is intended or will be construed to confer on any Person other than the Parties hereto any rights or benefits hereunder.

     14.3   Interpretation.  Unless the context of this Agreement clearly
            --------------
requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders, (c) "or" has the inclusive meaning frequently identified with the phrase "and/or," (d) "including," "includes" or similar words has the inclusive meaning frequently identified with the phrase "but not limited to" and (e) references to "hereunder" or "herein" relate to this Agreement. The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, Disclosure Schedule and Exhibit references are to this Agreement unless otherwise specified. The Exhibits and Schedules referred to in this Agreement will be deemed to be a part of this Agreement. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP.

     14.4   Notices.  All notices that are required or permitted hereunder shall
            -------
be in writing and shall be sufficient if personally delivered or sent by a nationally recognized overnight courier upon proof of delivery. Any notices shall be deemed given upon receipt at the address set forth below, unless such address is changed by notice to the other Party hereto:

            If to equitel:    equitel, inc.
                              4021 Stirrup Creek Drive Suite 400
                              Durham, NC 27703
                              Attn:  Anthony W. Cullen
            with a required copy (which shall not constitute notice) to:

                              Smith, Gambrell & Russell, LLP
                              Suite 3100, Promenade II
                              1230 Peachtree Street, N.E.
                              Atlanta, GA 30309-3592
                              Attn: M. Timothy Elder, Esq.

            If to Wolfpack:   Wolfpack Corporation
                              100 Europa Drive
                              Suite 455
                              Chapel Hill, NC 27517
                              Attn: Peter L. Coker, Sr.

            with a required copy (which shall not constitute notice) to:

                              Kaplan Gottbetter & Levenson, LLP
                              630 Third Avenue
                              New York, NY 10017
                              Attn: Adam S. Gottbetter, Esq.

     14.5   Governing Law and Venue.  This Agreement shall be construed and
            -----------------------
interpreted in accordance with the Laws of the State of Delaware without regard to its provisions concerning conflict of laws. Any dispute or controversy concerning or relating to this Agreement shall be exclusively resolved in the federal or state courts located in the Raleigh, North Carolina.

     14.6   Counterparts.  This Agreement may be executed in two or more
            ------------
counterparts, each of which shall be binding as of the date first written above, and all of which shall constitute one and the same instrument. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for ore than one such counterpart.

     14.7   Waivers.  Compliance with the provisions of this Agreement may be
            -------
waived only by a written instrument specifically referring to this Agreement and signed by the Party waiving compliance. No course of dealing, nor any failure or delay in exercising any right, will be construed as a waiver, and no single or partial exercise of a right will preclude any, other or further exercise of that or any other right.

     14.8   Modification.  No supplement, modification or amendment of this
            ------------
Agreement will be binding unless made in a written instrument that is signed by all of the Parties hereto and that specifically refers to this Agreement.

     14.9   Enforcement of Agreement.  The parties hereto agree that irreparable
            ------------------------
damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or equity.

     14.10  Severability.  If any term or other provision of this Agreement is
            ------------
invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.


                         [Signatures on following page]

IN WITNESS WHEREOF, this Agreement has been executed by the Parties hereto as of the day and year first written above.
                              equitel, inc.


                              By: /s/ Anthony W. Cullen
                                 ------------------------------------
                                  Anthony W. Cullen
                                  President and Chief Executive Officer


                              Wolfpack Corporation


                              By: /s/ Peter L. Coker
                                 ------------------------------------
                                  Peter L. Coker, Sr.
                                  Chief Executive Officer

                              Alpha Omega Group, Inc.


                              By: /s/ Michael Lauer
                                 -----------------------------------
                                  Name:  Michael Lauer
                                  Title:

                              Capital Research, Ltd.


                              By: /s/ Bruce Cowen
                                 ----------------------------------
                                  Name:  Bruce Cowen
                                  Title:  Chairman

                              Lancer Offshore, Inc.


                              By: /s/ Michael Lauer
                                 -----------------------------------
                                  Name:  Michael Lauer
                                  Title:

                              Lancer Partners, Limited Partnership


                              By: /s/ Michael Lauer
                                 -----------------------------------
                                  Name:  Michael Lauer
                                  Title:

                                   EXHIBIT A